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                 Caremark International Inc. and Subsidiaries


Exhibit 11.2 - Computation of Fully Diluted Earnings per Common and Common
               Equivalent Share

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
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
(Unaudited - in millions,                                            Three months ended
  except per share data)                                                  March 31
                                                                       ----------------
                                                                        1996      1995
                                                                       ----------------
Earnings
   Income from continuing operations                                    $18.5     $13.1
   Operating loss from discontinued operations, net of taxes            (68.9)     (2.6)
   Gain on sale of discontinued operations, net of taxes                  2.1      10.9
                                                                       ----------------
   Net income (loss)                                                   ($48.3)    $21.4
                                                                       ================
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Shares
   Weighted average number of common
    shares outstanding                                                   73.8      71.5
   Additional shares assuming conversion
    of stock options, stock purchase plan
    subscriptions and contingent stock rights                             3.6       2.9

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   Weighted average common and common
    equivalent shares outstanding                                        77.4      74.4
                                                                       ================

Fully diluted earnings per common and
 common equivalent share (a)
   Income from continuing operations                                    $0.24     $0.18
   Operating loss from discontinued operations, net of taxes           ($0.89)   ($0.04)
   Gain on sale of discontinued operations, net of taxes                $0.03     $0.15
   Net income (loss)                                                   ($0.63)    $0.29

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(a)  Earnings per share for net income may not equal the sum of respective earnings per share amounts for continuing and discontinued operations due to rounding.